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Exhibit 10.14

May 25, 2006

Robert Nikl

Dear Bob,

        We are pleased that you are interested in joining our team at Verigy, the Agilent Technologies Semiconductor Test Systems business that we plan to spin off by the end of the fiscal year. This letter outlines our offer of employment for the position of Chief Financial Officer. This offer is subject to the approval of Agilent's Compensation Committee. This offer is also contingent on your agreement to allow Verigy to announce your new role during the week of May 26, 2006.

        Your base salary will be $325,000 per year, and you will be a participant in the Verigy variable pay program at the beginning of the next fiscal quarter. If your start date is on or before August 1, 2006, you will be a participant in the Verigy variable pay program beginning August 1, 2006. Your annual variable pay target bonus opportunity will be 70%, paid semiannually and broken out as follows: 1) 15% target bonus opportunity tied to Verigy long-term financial goals; 2) 55% target bonus opportunity based upon other short-term financial and operational goals to be determined. For your first year of employment, we will guarantee you a payout at 50% of your target annual bonus ($113,750), paid semiannually and contingent on your continued service as provided under the program.

        In addition, we are pleased to offer you an initial Restricted Stock grant equivalent to $250,000 in value. We also offer you a non-qualified option to purchase shares equivalent to $680,000 in value. The grant date for each of the restricted stock and non-qualified option will be the date that the Compensation Committee, the Executive Committee or a management committee authorized by one of them meets to award these shares (the grant date cannot be earlier than your hire date). The option exercise price will be the fair market value (average of high and low of Verigy stock price) on that date. Both components of this initial equity grant will vest 25% per year, on an annual basis, with the first 25% vesting on the first anniversary of the grant date. The terms and conditions of your grant will be governed by the Verigy stock plan and subject to the Verigy Board of Directors' approval. In addition to this "initial hire" equity grant, you can anticipate subsequent annual Long Term Incentive awards based on performance and market practice.

        We are also pleased to offer you an additional Restricted Stock grant equivalent to $200,000 in value, and the grant date would be the date that the Compensation Committee, the Executive Committee or a management committee authorized by one of them meets to award these shares (the grant date cannot be earlier than your hire date). This restricted stock grant will vest 100% on the first anniversary of the grant date. The terms and conditions of this grant will be governed by the Verigy stock plan and subject to the Verigy Board of Directors' approval.

        If you decide to join Verigy, you would receive a one-time cash bonus of $50,000, all of which would be paid upon the start of your employment with Verigy.

        Additionally, if you decide to relocate to the Bay Area, you will be eligible to receive reimbursement up to a total net cash payment of $100,000 to assist with your reasonable relocation costs. You will provide documentation of these expenses in order to receive these reimbursements.

        Should you join Verigy, you will have the opportunity to enter into a Severance Agreement upon the commencement of your employment. The Severance Agreement provides a payment of one year's base salary plus 100% of your targeted annual bonus. A detailed description of the terms and conditions of the severance agreement will be provided to you soon after acceptance of this employment offer.

        Should you join Verigy, you will have the opportunity to participate in Verigy's Change of Control program, which provides certain benefits in the event of a termination under specified circumstances after a change of control. The benefit will include a severance payment equal to 200% of your annual base salary and target annual bonus as well as accelerated vesting of all outstanding stock options and restricted stock. The Verigy Change of Control agreement would go into effect after final distribution of Verigy stock by Agilent Technologies, Inc.

        You will also be eligible for 20 days of Flexible Time Off (FTO), effective your first year of employment, and other Verigy benefits, according to their terms. A few key Verigy benefits are stock purchase plan, 401K plan, medical and dental plans.

        Please note that this offer is contingent upon:

  1.
  Completion and return of Employment Acceptance form

  2.
  Completion and return of Agreement Regarding Confidential Information and Proprietary Developments

  3.
  Completion of a background check
  (http://www.sterlingtesting.com/ad/agilent/bg)
  Because we are committed to providing a safe and productive work environment, if you accept my employment offer you will be required to successfully complete a background check which includes verification of such things as prior employment and educational and criminal conviction history. An Agilent Technologies representative will contact you to assist with the background check.

        Your employment with Verigy shall be "at will" at all times.

        Enclosed with this letter is a current copy of our Standards of Business Conduct. Adherence to these policies, including subsequent changes, is required of all employees. Also enclosed for your signature are (1) Verigy Agreement Regarding Confidential Information and Proprietary Developments and (2) the Employment Acceptance Form. You may notify me by phone or email of your intention to accept this offer; however for such acceptance to be valid, these forms must be signed and returned to me.

        Bob, I am excited about the prospect of your joining Verigy. If you have any questions, please call me.

Sincerely,

/s/  KEITH BARNES

Keith Barnes
CEO and President
Verigy Pte. Ltd

Enclosures

I accept this offer of employment and the terms outlined in this letter. My start date will be no later than June 20, 2006.

/s/ ROBERT NIKL Robert Nikl
Date:	5/26/06

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  Exhibit 10.14